Exhibit C
                           CSW International, Inc.
                            Statement of Income
                   For the Quarter Ended December 31, 1995
                               (Unaudited)
                                 ($000's)


                                        12/31/95
Income:

         Sales                         $ 207,558
         Interest Income                   2,953
         Other Income                      3,850

Total Income                             214,361


Expenses:

         Cost of Goods Sold              157,783
         Depreciation and Amortization     7,363
         Outside Services                     92
         Taxes                             5,643
         Expenses Transferred Out           (197)
         Interest Expense                  7,507
         General and Administrative
           Expenses                       23,361
         Minority Interest                 4,017

Total Expenses                           205,569

Net Income                             $   8,792